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                                                                      EXHIBIT 11

                            Broadway & Seymour, Inc.
                        Computation of Earnings per Share
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                           Year Ended December 31,
                                                                    1998          1997          1996
                                                                  -------       ---------     --------
Net income (loss)                                                 ($7,597)      $   2,939      ($2,248)
                                                                  =======       =========      =======

Basic earnings per share:

    Weighted average common shares outstanding                      8,815           9,085        8,914
                                                                  =======       =========      =======

    Net income (loss) per common share                            ($ 0.86)      $    0.32      ($ 0.25)
                                                                  =======       =========      =======


Diluted earnings per share:
    Weighted average common shares outstanding                      8,815           9,085        8,914

    Addition from assumed exercise of stock options                                    52
                                                                  -------       ---------      -------

    Weighted average common and common equivalent
        shares outstanding                                          8,815           9,137        8,914
                                                                  =======       =========      =======

    Net income (loss) per common and common equivalent share      ($ 0.86)      $    0.32      ($ 0.25)
                                                                  =======       =========      =======